Exhibit 10.1

                       SETTLEMENT AND RELEASE AGREEMENT


                                  * * * * * *

          This Settlement and Release Agreement dated November 22, 2005 (the "Agreement") by and between Morgan Stanley (the "Company") and Stephan F. Newhouse (the "Executive") sets forth the agreement reached concerning the termination of Executive's employment with the Company.

          NOW, THEREFORE, the Company and the Executive hereby agree as follows:

          1. Employment Termination. Effective as of the close of business on April 1, 2005 (the "Termination Date"), the Executive's employment with the Company terminated and Executive ceased to hold all positions then held as an employee, officer or member of the board of directors of the Company and any of the Company's parents, subsidiaries and/or affiliates, and each of their predecessors and successors (collectively, the "Affiliated Entities").

          2. Release Payments and Benefits. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, the Company will, provided the Executive has not breached his non-competition and non-solicitation obligations contained in Section 9 or revoked this Agreement as set forth below, provide Executive with the following: (a) the Company shall pay the Executive or the Executive's estate (upon proper letters testamentary), as the case may be, the sum of Seventeen Million Three Hundred Fifty-Seven Thousand and Nine Hundred Forty-Five Dollars and no cents ($17,357,945.00), less applicable withholdings permitted by
Section 18, no later than January 31,2006 or within ten business days thereafter. It is further understood and agreed that the payment set forth in this Section 2(a) is designed, among other things, to protect the Company's and its

Affiliated Entities' interests in non-public, confidential and/or proprietary information, trade secrets, customer relationships, and other legitimate business interests, and to ensure an orderly transition of responsibilities. Accordingly, in the event that the Executive breaches his non-competition and/or non-solicitation obligations contained in Section 9, subject to the cure provisions of Section 20(b), neither the Executive nor his estate shall be entitled to receive any of the amounts payable under this Section 2(a) to the extent not paid and, if applicable, he or his estate shall be required to return all amounts previously paid to the Executive or his estate under this
Section 2(a);

               (b) Executive shall be eligible to receive continuation of his current medical benefits under the Company's medical plan through June 30, 2006, in accordance with the terms and conditions of the applicable plan document;

               (c) Effective July 1, 2006, the Executive will be provided with retiree medical benefits pursuant to the terms of the Morgan Stanley Retiree Medical Plan as may be in effect from time to time and in the event the Company shall provide additional retiree medical benefits to former members of the management committee (or its successor) of the Company generally pursuant to the terms of the Morgan Stanley Retiree Medical Plan as may be in effect from time to time, the Executive will be provided with such benefits in accordance with the terms of such Plan;

               (d) Executive has submitted for reimbursement his legal fees and out of pocket expenses in connection with the negotiation and execution of this Agreement and the Company has agreed to reimburse Executive for such previously submitted fees and out of pocket expenses;


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

               (e) The Company shall reimburse the Executive for the costs of appropriate office, secretarial and administrative support through June 30, 2006, or such earlier date, if any, on which the Executive becomes re-employed, up to a maximum of $100,000.00, upon submission of the appropriate documentation to the Company; and

               (f) For purposes of any agreement or award governing any Stock Incentive (as defined in Section 6 hereof) and the applicable plan governing such Stock Incentive, the Executive will be treated as a full career employee who has been involuntarily terminated. Except as otherwise specifically provided herein, the terms and conditions of the Stock Incentive awards shall remain unmodified by this Agreement.

          3. The Company confirms that the Executive is fully vested in the accounts credited to him under the Pre-tax Incentive Plans ("PTIPs"), the Capital Accumulation Plan ("CAP"), the Select Employees' Capital Accumulation Plan ("SECAP") and the Owners and Select Earners Program ("OSEP") and payment to him shall be made in accordance with the terms of those plans. The Company also confirms the Executive is a participant in the Company's Supplemental Employee Retirement Plan ("SERP"). Except as specifically provided herein, continuation or cessation of the Executive's participation in the employee benefit plans of the Company and its Affiliated Entities shall be determined in accordance with the terms of those plans. The Company confirms that the Executive is fully vested in the accounts credited to him under the Company's 401(k) Plan ("401(k) Plan") and Employee Stock Ownership Plan ("ESOP") and payment to him shall be made in accordance with the terms of those plans.

          4. Reimbursement of Expenses. The Company shall reimburse the Executive for out-of-pocket expenses incurred by him on or before the Termination Date in connection with


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

his employment, upon submission by him of appropriate documentation and in accordance with the Company's customary practices and policies. The Executive represents that all such reimbursable expenses have been submitted to the Company for reimbursement.

          5. Accrued, Unused Vacation Days. In lieu of Executive's accrued, unused vacation days, the Executive shall receive his base salary compensation for 6 days, less applicable withholdings permitted by Section 18.

          6. Equity and Performance Awards. Exhibit A hereto sets forth a complete list of all of the Executive's currently outstanding stock options (the "Stock Options") and other equity awards (together, "Stock Incentives"). Stock unit awards made to the Executive with respect to 2001, 2002 and 2003 shall have a conversion date on the last trading date of the month in which the first anniversary of the Termination Date occurs, but shall in all other events be subject to their terms, except as otherwise expressly provided herein.

          7. Mutual Nondisparagement. (a) For the 36 month period commencing on the Execution Date (as defined in Section 10 hereof), the Executive shall not knowingly make any Public Statements, written or oral, which disparage or defame the Company or its Affiliated Entities or their present, former or future directors, executive officers, or employees, or their representatives or advisors in their capacity as representatives and advisors to the Company and/or its Affiliated Entities.

               (b) For the 36 month period commencing on the Execution Date, the Company shall not make and shall instruct its Management Committee members, Section 16 officers and the Board of Directors (collectively "Covered Individuals") not to knowingly make any Public Statements, written or oral, which disparage or defame the Executive.


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

               (c) For purposes of this Section 7, (i) the term "Public Statement" shall mean any statement that the person who makes it intends, or could reasonably expect, to become public, and (ii) no Public Statement shall be attributed to the Company unless it is made by a Covered Individual or an advisor in an official statement or is in the form of a press release or other similar public statement on behalf of the Company or any business unit of the Company. Notwithstanding the foregoing, nothing in this Section 7 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory Public Statements made after the Execution Date to the extent reasonably necessary to correct or refute such Public Statements or (ii) making any truthful statement to the extent (x) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information or (y) necessary in any litigation or other proceeding between the parties including, without limitation, in connection with this Agreement or its enforcement.

          8. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company and/or its Affiliated Entities all secret, proprietary and/or confidential information, knowledge or data relating to the Company and/or its Affiliated Entities and their respective businesses that he has obtained that is not public knowledge (other than as a result of the Executive's violation of this Section 8) including, without limitation, any and all proprietary, trade secret and confidential information of the Company and/or its Affiliated Entities, the unauthorized disclosure or use of which would reduce the value of such information to the Company and/or its Affiliated Entities ("Confidential Information"). Such information includes, without limitation, the Company's and/or its Affiliated Entities' client lists, its trade secrets, any confidential information about (or provided by) any client or prospective or former client of the



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

Company and/or its Affiliated Entities, information concerning the Company's and/or its Affiliated Entities' business or financial affairs, including its books and records, commitments, procedures, plans and prospects, or current or prospective transactions or business of the Company and/or its Affiliated Entities and any "inside information" within the meaning of the federal securities laws. For purposes of this Agreement, "Confidential Information" shall not include information which is or becomes generally known to the public or in the trade or industry, other than due to the Executive's violation of this Section 8. The Executive shall not communicate, divulge or disseminate nor use for his benefit or the benefit of any other person or entity Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process or necessary to the assertion of the Executive's entitlements (including any defense with respect to any claim in connection with any litigation or other proceedings), or in the carrying out of his duties under Section 11.

          9. Non-Competition and Non-Solicitation Obligations. The Executive agrees that at all times up to and including June 30, 2006, he shall not: (a) engage in any "Competitive Activity"; (b) directly or indirectly hire or attempt to hire any person who is, or during the period January 1, 2005 to June 30, 2006 was, employed by the Company or its Affiliated Entities; or (c) solicit any business of any person or entity who is or was a customer or client of the Company or its Affiliated Entities, or works for, or on behalf of, any such customer or client with respect to any line of business engaged in by the Company or its Affiliated Entities. As used herein, "Competitive Activity" means entering into any arrangement, as an employee, officer, partner, director, independent contractor, consultant, advisor or agent of, serving in any similar position or capacity with, or either alone or in concert with others, acquiring beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity


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

securities of a "Competitor" as defined in sections 20(h)(1) and 20(h)(2) of the Executive's 2004 Discretionary Retention Award.

          10. Releases. (a) In consideration of the payments and benefits set forth in Section 2 of this Agreement, except for the rights expressly provided herein, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its Affiliated Entities, partnerships and joint ventures and their respective current and former officers, directors, employees, representatives, agents, attorneys, shareholders, both individually and in their official capacities including, without limitation, all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company, its Affiliated Entities, partnerships, and/or joint ventures, known or unknown, whether in law or equity and whether arising under federal, state or local law including, without limitation, any such claim under the Corporate and Criminal Fraud Accountability Act of 2002, also known as the Sarbanes Oxley Act; any claim for discrimination based upon race, color, ethnicity, sex, age (including under the Age Discrimination in Employment Act of 1967 (the "ADEA") and the Older Workers Benefit Protection Act of 1990), national origin, religion, disability, retaliation, or any other unlawful criterion or circumstance, the New York State Human Rights Law; the New York City Human Rights Law; and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, rules or regulations or





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

otherwise, any claims under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Transfer of Undertakings (Protection of Employment) Regulations 1981 (including without limitation an award under those regulations in respect of any failure by the Company to inform and/or consult with employee representatives), the Trade Union and Labour Relations (Consolidation) Act 1992 (including, without limitation, any Protective Award for failure to consult with employee representatives under this Act and any regulations made under it), the Disability Discrimination Act 1995, the Employment Rights Act 1996 (including, without limitation, any claim of unfair dismissal), the Working Time Regulations 1998 (and any holiday pay otherwise due to the Employee under those Regulations), the National Minimum Wage Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003, Part VIII of the Information and Consultation of Employees Regulations 2004, any claim in respect of which a Conciliation Officer is authorised to act and any claim under the Executive's contract of employment (including, without limitation, any claim for notice, discretionary bonus, profit share or otherwise) which the Executive and the other Releasors had, now have, or may have in the future against each or any of the Company, the Affiliated Entities or any other Releasees from the beginning of the world until the date the Executive signed this Agreement (the "Execution
Date") relating to the Executive's employment with the Company, its Affiliated Entities, partnerships, and/or joint ventures. Anything herein to the contrary notwithstanding, nothing


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


herein shall release the Company, the Affiliated Entities or any other Releasees from any claims or damages based on: (i) any right or claim that arises after the Execution Date, (ii) any right, including a right to a payment or benefit, the Executive may have under this Agreement or for vested benefits and Stock Incentives pursuant to the terms and conditions of the applicable plan document, as modified by this Agreement, (iii) Executive's eligibility for indemnification, as described in Section 21 of this Agreement, in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy, with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company, its Affiliated Entities, partnerships and/or joint ventures, (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company, its Affiliated Entities, partnerships and/or joint ventures are jointly liable or (v) any claim in respect of any brokerage account, personal card account or other personal or business relationship with the Company, its Affiliated Entities, partnerships and/or joint ventures outside of the employment relationship. This Section 10(a) shall not apply to any act by the Company, its Affiliated Entities, partnerships and/or joint ventures that constitutes a criminal act under any Federal, state or local law (other than due to the fault of the Executive) during the course of Executive's employment with the Company or thereafter prior to the Execution Date.

               (b) The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult, and has consulted with, an attorney before executing this Agreement; (iii) he was given a period of twenty-one (21) days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he



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

does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven (7) days following the Execution Date, and this Agreement shall not become effective, and no money shall be paid hereunder prior to the expiration of such seven-day period (the "Revocation Date"). The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this Agreement, the Executive shall deliver to the Company's Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect on either party. Executive received this Agreement on November 21, 2005.

               (c) The Executive acknowledges and agrees that it is a condition of this Agreement that the Executive has received independent legal advice from a qualified legal adviser acting in his or her professional capacity and who holds a current practising certificate as to the terms and effect of this Agreement and, in particular, its effect on the Executive's ability to pursue his rights before an Employment Tribunal in the United Kingdom and that there was in force at the time such advice was given a policy of insurance covering claims in respect of loss arising in consequence of the advice, as required by section 203 of the Employment Rights Act 1996 (the "Act").

               (d) The Executive confirms that he has been advised that the conditions regulating compromise agreements in section 203 of the Act and under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations

Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and sub-paragraphs (a) - (e) of section 40(4) of the Information and Consultation of Employees Regulations 2004 are satisfied in relation to this Agreement.

               (e) By signing the letter in the form attached as Schedule 1 the Executive's legal adviser confirms to the Company that the statement set out at Section 10(d) above is correct.

               (f) The Executive acknowledges and agrees that the consideration provided to him under Section 2 of this Agreement exceeds anything to which he is otherwise entitled and that he is owed no wages, commissions, bonuses, finder's fees, equity or incentive awards, severance pay, vacation pay or any other compensation or vested benefits or payments or remuneration of any kind or nature other than as specifically provided for in this Agreement. If Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Company, the Affiliated Entities or any other Releasees with respect to any cause, matter or thing which is the subject of the Executive's release under this Section 10, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the Company, the Affiliated Entities or any other Releasees, as applicable may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.


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

               (g) The Executive represents and agrees that he has notified the Company of all complaints and claims of which he is aware that he may have against it and/or the Company, the Affiliated Entities or any other Releasees relating to his employment with the Company and/or the Affiliated Entities (together the "Claims"). The Executive further represents and agrees that he is not aware of any Claims other than those that he has notified to the Company. Executive represents and agrees that he has not filed any lawsuits against any of the Company, the Affiliated Entities or any other Releasees, or filed or caused to be filed any charges or complaints against the Company, the Affiliated Entities or any other Releasees with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of the Executive's release and discharge of the Company, the Affiliated Entities or any other Releasees, as set forth herein, the Executive agrees to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against the Company, the Affiliated Entities or any other Releasees in any forum with respect to any matter which is the subject of Executive's release under this Section 10 or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves the Company, the Affiliated Entities or any other Releasees, and that occurred up to and including the Execution Date, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, the Executive expressly waives any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. The fourth sentence of this Section 10(g) shall not apply to (i) those items referenced in Sections 10(a)(i)


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through 10(a)(v); (ii) the Executive's right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of the Executive's release of claims pursuant to the Age Discrimination in Employment Act; or (iii) Executive's right to sue or file a charge, complaint, grievance or demand for arbitration against the Company, the Affiliated Entities or any other Releasees with respect to any matter that is not the subject of the Executive's release under this Section 10.

               (h) The Company, on behalf of itself, the Affiliated Entities and the other Releasees, also agrees that, subject to this Agreement becoming effective, they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law that any Releasee had, now has, or may have in the future against the Executive and the other Releasors from the beginning of the world until the Execution Date arising out of or relating to the Executive's employment relationship or the termination of that relationship with the Company and/or its Affiliated Entities, except that this paragraph shall not apply to: (i) any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive's employment with the Company or its affiliates or thereafter prior to the Execution Date (including any criminal act of fraud, misappropriation of funds or embezzlement or any other criminal action); (ii) any act of fraud or theft committed by Executive in connection with his employment with the Company or thereafter prior to the Execution Date; or
(iii) Executive's obligations under this


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

Agreement. Executive represents to the Company that he has not engaged in or concealed any conduct as encompassed within clause (i) or (ii) of this Section 10(h).

               (i) None of the foregoing provisions of this Section 10 shall be considered as releasing the Company, the Affiliated Entities or any other Releasees' or the Executive's or any other Releasors entitlements, rights, or obligations with respect to any Stock Incentives or as otherwise modifying the terms, conditions or limitations of, any Stock Incentives.

          11. The Executive's Covenants. (a) Cooperation. For the period ending 36 months after the Execution Date, the Executive shall make himself available to the Company following the Execution Date to assist the Company and/or the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during the Executive's employment with the Company provided that in no event shall the Executive be required to provide any cooperation if such cooperation is materially adverse to his legal interests. To the extent possible, the Company will try to limit the Executive's participation to regular business hours. In any event, (i) in any matter subject to this Section 11(a), the Executive shall not be required to act against the best interests of any new employer or new business venture in which he is a partner or active participant where the interests of the Executive's new employer or new business venture are adverse to the interests of the Company and/or its Affiliated Entities, and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and (B) the Executive's other personal and business commitments. The Company agrees to provide the Executive reasonable notice, to the extent practicable, in the



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

event his assistance is required. The Company will reimburse the Executive for the reasonable expenses and costs actually incurred by him as a result of providing such assistance, upon the submission of the appropriate documentation to the Company. Such expenses and costs shall include, without limitation, demonstrably lost wages, travel costs and legal fees to the extent the Executive reasonably believes that separate representation is warranted, provided the Company is notified in advance of the amount of such lost wages, costs and fees. The Executive's entitlement to reimbursement of such expenses and costs, including legal fees, pursuant to this Section 11(a), shall in no way affect the Executive's rights to be indemnified and/or advanced expenses in accordance with the Company's corporate documents, any applicable insurance policy, and/or in accordance with this Agreement.

               (b) For the period ending 36 months after the Execution Date, the Executive agrees that he shall not offer assistance or testimony in any action against the Company, the Affiliated Entities or any other Releasees (other than an action against the Company, the Affiliated Entities or any other Releasee and the Executive jointly) brought by any other entity, individual or individuals, unless ordered to do so by a court, agency or regulatory authority, and then only after the Executive has given the Company's Chief Legal Officer written notice, together with all supporting legal papers or documents served upon him, as promptly as practicable following his receipt of such notice.

               (c) Cooperation with Government and Regulatory Authorities. Any non-disclosure provision in this Agreement does not prohibit or restrict the Executive or his attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self-regulatory organization. Nothing in this Agreement



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

prohibits or restricts the Executive from testifying or providing information to or assisting in an investigation or proceeding brought by any governmental or regulatory body or official(s), or from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any Federal or state law relating to fraud or to any rule or regulation of the Securities and Exchange Commission or to any self regulatory organization, and the notice provisions in the preceding paragraph shall not apply in connection with any such investigation or proceeding.

               (d) Remedies. The Executive acknowledges and agrees that because of the nature of the business in which the Company and its Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, a breach or threatened breach of any provision of Section 7, 8 and/or 9 of this Agreement would result in immediate, substantial and irreparable harm to the Company and its Affiliated Entities for which money damages do not provide an adequate remedy. The Executive also acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Company and its Affiliated Entities in the event the Executive breached or threatened to breach any of the covenants of Section 7, 8 or 9, and remedies at law (such as monetary damages) for any breach of the Executive's covenants under Section 7, 8 or 9 would be inadequate. The Company acknowledges and agrees that a breach or threatened breach of any provision of Section 7 would result in immediate, substantial and irreparable harm to the Executive for which money damages do not provide an adequate remedy. The Company also acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached or threatened to breach any of the


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


covenants of Section 7, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Section 7 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 7, 8 or 9 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 7, 8 or 9 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

          12. Return of Property. By the Termination Date (or shortly thereafter) the Executive represents that he returned to the Company any and all property of the Company and/or its Affiliated Entities in the Executive's possession (including property embodying Confidential Information) including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs, cellular phones, files, papers, electronically stored information and documents, and all copies thereof, kept or made by the Executive in connection with the Executive's employment. Anything to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, the Executive shall be entitled to retain (A) papers and other materials of a personal nature, including, without limitation, personal photographs,


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


correspondence, diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books, (B) information showing his compensation or relating to reimbursement of expenses, (C) information he reasonably believes may be needed for his personal tax purposes and (D) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

          13. Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement between the Company and its Affiliated Entities and the Executive with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous written and oral agreements between the Company and its Affiliated Entities and Executive with respect to the subject matter hereof, and supersedes any severance plan, policy or arrangement of the Company and its Affiliated Entities. Notwithstanding the foregoing, nothing contained in this Section 13 is intended to limit any right, including any right to a payment or vested benefit, the Executive may have to vested benefits and Stock Incentives pursuant to the terms and conditions of the applicable plan documents, as modified by this Agreement, including, without limitation, the plans referred in Sections 2, 3 and 6. In the event that any term or provision of this Agreement is inconsistent with any other agreement, plan, program, policy or other arrangement of the Company or its Affiliated Entities, or any term of provision thereof, this Agreement, and any such term or provision hereof, shall prevail. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation, incentive compensation, Stock Incentives or employee benefits of any kind whatsoever from the Company or its Affiliated Entities.

          14. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives and designated beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In the event of a change of control of the Company, this Agreement will inure to the benefit of and become an obligation of the successor to the Company or the acquirer of all or substantially all of its assets.

          15. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

          16. Governing Law; Headings; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

               (b) The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

               (c) Any disputes, controversies and claims arising out of or relating to this Agreement shall be determined by an arbitral tribunal of three arbitrators under the rules of the American Arbitration Association in New York, New York. Each party shall bear its own expenses in the arbitration. This paragraph shall not, however, be deemed a waiver of either party's right to injunctive relief as provided in Section 11(d).

          17. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by overnight mail or registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                                    If to the Executive:
                                    --------------------

                                    At the last address on
                                    File with the Company

                                    With a copy to:
                                    ---------------

                                    Joseph E. Bachelder, Esq.
                                    The Bachelder Law Firm
                                    780 Third Avenue
                                    29th Floor
                                    New York, NY 10018

                                    If to the Company:
                                    ------------------

                                    Morgan Stanley
                                    1585 Broadway
                                    New York, NY  10036
                                    Attention:  Karen Jamesley

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

          18. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

          19. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against the Executive's entitlements under this Agreement for any compensation or other amounts that he earns from subsequent employment or engagement of his services or on account of any claim that the Company may have against him. In no event shall the Company have a right of offset against any account that the Executive maintains with the Company, including without limitation, his brokerage account, on account of any claims arising under this Agreement.

          20. Company Representation. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors or a committee thereof and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been or promptly shall be duly and effectively taken; (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the parties, and unless this Agreement is revoked by the Executive within seven (7) days after the Execution Date, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except: (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally; or (b) in the event that Executive materially breaches a material provision of the Agreement which is not fully cured (if curable) within 15 days after receipt of notice from the Company specifying the nature of such breach.

          21. Indemnification and Insurance. The Company's certificate of incorporation and bylaws provide that the Company will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL"), each person who was, is or is threatened to be involved in any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company or a director or elected officer of a majority-owned subsidiary of the Company. In addition, the Company's bylaws provide that the Company will pay to such persons expenses that are incurred in defense of a proceeding in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to indemnification. The Company's directors and officers liability insurance policy provides, subject to certain limitations, for reimbursement of any person who serves or served as a director or officer of the Company for loss incurred by such person resulting from any claim first made against such person during the policy period for a wrongful act, except where indemnified by the Company. Nothing in this Agreement shall be construed to alter (a) the provisions regarding directors' liability, indemnification and advancement of expenses contained in the Company's certificate of incorporation and bylaws (including the DGCL requirement that any Company-provided indemnification must be authorized upon a determination that the person seeking indemnification has met applicable statutorily mandated standards of conduct) or (b) the provisions contained in the Company's directors and officers insurance policy, in each case as they would relate to the Executive.

          22. This Agreement may be executed in counterparts by facsimile signatures.

THE EXECUTIVE EXPRESSLY ACKNOWLEDGES, REPRESENTS, AND WARRANTS THAT HE HAS READ THIS AGREEMENT CAREFULLY; THAT HE FULLY UNDERSTANDS THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT THE COMPANY HAS ADVISED HIM TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT HE HAS HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT HE UNDERSTANDS THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT HE HAS EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

          PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL
CONSEQUENCES.


          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as set forth below:

                                           MORGAN STANLEY

                                           By: /s/ Karen C. Jamesley
                                               -----------------------------

                                           Date:  November 22, 2005

I agree to the terms set out in this Agreement and confirm that I have been advised that the conditions regulating compromise agreements under section 203 of the Employment Rights Act 1996 and under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Trade Union and Labour Relations (Consolidation) Act 1992, the Disability Discrimination Act 1995, the Working Time Regulations 1998, the National Minimum Wage Act 1998, the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Flexible Working (Procedural Requirements) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 and the Information and Consultation of Employees Regulations 2004 have been satisfied. I confirm that I have taken independent legal advice from Caroline Noblet of Hammonds as to the terms and effect of this Agreement and its effect on my ability to pursue my rights against the Company and any Affiliated Entity before an Employment Tribunal. On the basis of that advice, I accept the terms set out in this Agreement. Caroline Noblet has confirmed to me that she is a qualified legal adviser holding a current practising certificate and that her firm has an insurance policy in force covering the risk of a claim by me in respect of any loss arising in consequence of her advice.



Signature: /s/ Stephan F. Newhouse
           -----------------------
Stephan F. Newhouse

Date:  November 22, 2005

                                  SCHEDULE 1

                          FORM OF SOLICITOR'S LETTER

          I, Caroline Noblet of Hammonds refer to the Agreement dated November 22, 2005 between Morgan Stanley ("the Company") and Stephan F Newhouse. I am a qualified solicitor in England and Wales holding a current practising certificate and a partner in the firm of Hammonds. The firm has an insurance policy in force covering the risk of a claim by Stephan F. Newhouse in respect of any loss arising in consequence of my advice. I have given independent legal advice to Stephan F. Newhouse as to this terms of this Agreement and its effect on his ability to pursue his rights against the Company or any Affiliated Entity before an Employment Tribunal.


I also confirm that the statement set out at clause 10(d) of the Agreement is correct.


Signed:          _____________________________________________________________
Caroline Noblet

Dated: _______________________________________________________________________

Name of Legal Adviser: _______________________________________________________

Name of Firm: ________________________________________________________________

Address of Firm: _____________________________________________________________

                                  Exhibit A


                                                                                                                    As of 10/18/2005

Stephan Newhouse
----------------



Units
                                                Original         Vested     Unvested                        Value of        Value of
                                                  Amount           Held         Held     Canceled          Vested(a)     Unvested(a)
                                          ------------------------------------------------------------------------------------------
IIUSD      2001 EICP  Year-end                 70,582.00      70,582.00         0.00         0.00      $3,714,024.84           $0.00
IIUSD      2002 EICP  Year-end                 67,163.00      67,163.00         0.00         0.00      $3,534,117.06           $0.00
IIUSD      2003 EICP  Year-end                 69,585.00      69,585.00         0.00         0.00      $3,661,562.70           $0.00
IIUSD      2004 EICMC Year-end                171,402.00     171,402.00         0.00         0.00      $9,019,173.24           $0.00
                                          ------------------------------------------------------------------------------------------
                                              378,732.00     378,732.00         0.00         0.00     $19,928,877.84           $0.00


Units
                                             Value of      Conversion
                                          Canceled(a)      Date(b)
                                          -----------------------------------
IIUSD      2001 EICP  Year-end                  $0.00       Apr 30,2006      or              Sep 8, 2006
IIUSD      2002 EICP  Year-end                  $0.00       Apr 30,2006      or              Sep 10, 2007
IIUSD      2003 EICP  Year-end                  $0.00       Apr 30,2006      or              Sep 8, 2008
IIUSD      2004 EICMC Year-end                  $0.00       Sep 8, 2009  FC Conv. choice not written into terms due to Jobs Act
                                          -----------
                                                $0.00




Options
                                                Original         Vested     Unvested                        Value of        Value of
                                                  Amount           Held         Held     Canceled           Vested(a)    Unvested(a)
                                          ------------------------------------------------------------------------------------------
MSCO       1997 EICP  Restore options          44,726.00      44,726.00         0.00         0.00        $157,882.78           $0.00
           to another award
MSCO       1998 EICP  Restore options          83,898.00      83,898.00         0.00         0.00        $296,159.94           $0.00
           to another award
MSCO       1999 EICP  Year-end                 83,556.00      83,556.00         0.00         0.00              $0.00           $0.00
MSCO       2000 EICP  Year-end                122,823.00     122,823.00         0.00         0.00              $0.00           $0.00
IIUSD      2001 EICP  Year-end                158,809.00     158,809.00         0.00         0.00              $0.00           $0.00
IIUSD      2002 EICP  Year-end                151,117.00     151,117.00         0.00         0.00      $1,520,554.37           $0.00
IIUSD      2003 EICP  Year-end                156,567.00     156,567.00         0.00         0.00              $0.00           $0.00
                                          ------------------------------------------------------------------------------------------
                                              801,496.00     801,496.00         0.00         0.00      $1,974,597.09           $0.00


Options
                                            Value of     Restriction      Strike         Expiration
                                          Canceled(a)    Lift(b)          Price          Date(b)
                                          ----------------------------------------------------------
MSCO       1997 EICP  Restore options          $0.00     Jan 2,2003       $49.0900       Jan 2, 2008     Full life of vested options
           to another award
MSCO       1998 EICP  Restore options          $0.00     Jan 2,2004       $49.0900       Jan 2, 2009     Full life of vested options
           to another award
MSCO       1999 EICP  Year-end                 $0.00     Jan 2,2005       $60.1384       Jan 2, 2010     Full life of options per FC
MSCO       2000 EICP  Year-end                 $0.00     Jan 2,2006       $65.3375       Jan 2, 2011     Full life of options per FC
IIUSD      2001 EICP  Year-end                 $0.00     Apr 30,2006      $57.0258       Jan 2, 2012     Full life of options per FC
IIUSD      2002 EICP  Year-end                 $0.00     Apr 30,2006      $42.5579       Jan 2, 2013     Full life of options per FC
IIUSD      2003 EICP  Year-end                 $0.00     Apr 30,2006      $55.4472       Jan 2, 2014     Full life of options per FC
                                          ----------
                                               $0.00

a) Based on the fair market value of MWD stock of $52.6200 on October 17, 2005.

b) For the 2001, 2002 and 2003 unit awards, Full Career employees can choose to convert one year after termination or on schedule. Dates are subject to change by the Morgan Stanley Board of Director's Compensation Committee.

FC = Full Career

--------------------------------------------------------------------------------
This is a highly abbreviated general description of the estimated amount of your awards that would be subject to cancellation under various scenarios.
This summary does not address all features of your awards and is not a complete description of the relevant cancellation provisions. Please see the terms and conditions set forth in your award certificates for important details, which may differ from the description in this summary. If there is any conflict between the terms, conditions or amounts subject to cancellation described in this summary and in your award certificates, the latter will control. As described in your award certificates, Morgan Stanley reserves the right to modify the terms of awards to the extent necessary or advisable in order to comply with the American Jobs Creation Act of 2004, including, without limitation, the payment provisions applicable to stock units.
--------------------------------------------------------------------------------